Exhibit 99.1
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UNITRIN                                                            News Release

Unitrin to Take Third Quarter Charges
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Chicago, IL - October 17, 2002 (BW) - Unitrin, Inc. (NYSE:UTR) announced today that it will be increasing its property and casualty insurance reserves in the third quarter of 2002 to reflect adverse development of prior accident year losses. Management estimates that the reserve additions will be in the range of $50 million to $60 million before-tax, or $33 million to $39 million after-tax. The reserve increases reflect developing loss trends primarily related to construction, mold, automobile liability and product liability loss exposures in its commercial lines of business. The company expects to reduce policies in force in certain commercial lines through extensive re-underwriting of contractors and related industries, program business, workers compensation, and product liability. Aggressive pricing on commercial lines will intensify on selected portions of the book. The company is also currently in the process of completing a comprehensive review of certain property and casualty insurance reserves.

Unitrin also announced that it expects to report a net realized loss in its investment portfolio of approximately $8 million after-tax in the third quarter, primarily due to write downs of certain common stock and fixed maturity investments to reflect other than temporary declines in market value.

The company will record a net loss for the three months ended September 30, 2002 and will likely report a net loss for the nine months ended September 30, 2002. The company plans to release its full results for the third quarter on or about November 5, 2002.

This press release contains forward-looking statements, which usually include words such as "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)," "expect(s)," "forecast(s)," "plan(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. Such risks and uncertainties include, but are not limited to, changes in economic factors (such as interest rates, unemployment rates and stock market fluctuations), changes in competitive conditions (including availability of labor with required technical or other skills), the number and severity of insurance claims (including those associated with catastrophe losses), regulatory approval of certain insurance rates, license applications and similar matters, governmental actions (including new laws or regulations or court decisions interpreting existing laws and regulations), and adverse judgments in litigation to which the Company or its subsidiaries are parties. No assurances can be given that the results contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Unitrin assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this press release.

Unitrin, Inc.'s subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance, and consumer finance. Additional information about Unitrin is available for viewing by visiting its website (www.unitrin.com).

CONTACT:
Unitrin, Inc.
Edward J. Konar at (312) 661-4930 or via e-mail at investor.relations@unitrin.com